UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2009

CALLWAVE, INC.

(Exact Name of Registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-50958	77-0490995
(Commissioner File Number)	(IRS Employer Identification No.)

136 West Canon Perdido Street, Suite C, Santa Barbara, California 93101

(Address of principal executive offices)

(805) 690-4100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On May 5, 2009, CallWave, Inc. (the “Company”) announced that it is offering to purchase shares of its common stock in a tender offer (the “tender offer”) for $1.15 per share. The offer price represents a premium of approximately 44% to the closing price of the Company’s common stock of $0.80 on NASDAQ as of the close of business on May 1, 2009.

The scheduled commencement date for the tender offer is May 5, 2009, and the scheduled expiration date is 5:00 p.m., New York City time, on June 4, 2009 unless extended or earlier terminated (the “expiration time”). Any tendered shares may be withdrawn prior to, but not after, the expiration time. The Company plans to use cash on hand to pay for shares purchased under the tender offer. As of March 31, 2009, the Company reported $35.2 million in cash and cash equivalents. As of March 31, 2009, there were 21,175,971 shares of the Company’s common stock issued and outstanding.

Tendered shares will be acquired for cash, with no interest payable. The Company will purchase all shares properly tendered. The offer is not conditioned on any minimum number of shares being tendered. The Company has been informed by its directors and officers that they will not tender shares in the tender offer.

The purposes of the tender offer are to enable stockholders to dispose of their shares at a price representing a premium to recent trading prices, and to allow the Company to complete a “going private” transaction, as a result of which the Company would cease being a reporting company under the Securities Exchange Act of 1934, and its shares no longer would be listed for trading on the NASDAQ Global Market. If, upon completion of the tender offer, the Company continues to have more than 300 beneficial owners of its stock, then the Company will effect a 1-for-5,000 reverse stock split and pay cash in lieu of fractional shares at a price per share held prior to the reverse stock split equal to the greater of (i) the average closing price per share for the period of ten (10) trading days ending with the last trading day immediately prior to the effective date of the reverse stock split, or (ii) $1.15.

Important Additional Information for Stockholders

The tender offer, which has not yet commenced, will be made for all of the outstanding CallWave common stock. In addition, further actions to go private, such as a reverse stock split followed by a forward stock split, requires the approval of a majority of CallWave’s stockholders. The solicitation of proxies from CallWave stockholders has not yet commenced. This communication is for informational purposes only and is not an offer to purchase CallWave common stock or a solicitation of proxies, and this communication shall not constitute an offer to buy or exchange securities for any purpose or a solicitation of proxies from holders of CallWave common stock. Any such offer, or solicitation of an offer, to purchase CallWave common stock shall be separately communicated in a tender offer statement and any such solicitation of proxies from holders of CallWave common stock shall be separately communicated in a proxy statement, in each case filed with the SEC and distributed to stockholders in accordance with applicable regulations of the SEC governing offers, and solicitations of offers, to buy or exchange securities and the solicitation of consents and proxies.

The tender offer statement, and any future proxy statement, if any, will contain important information about the CallWave tender offer. Security holders should read carefully the tender offer statement and proxy statement,if any, to be filed by CallWave with the SEC before they make any decision with respect to the tender offer or voting their shares because those documents will contain important information, including the terms and conditions of the tender offer. The tender offer statement and potential proxy statement and all other documents filed with the SEC in connection with the tender offer will be available, as and when filed, free of charge at the SEC’s web site at www.sec.gov. In addition, the tender offer statement and all other documents filed with the SEC in connection with the tender offer will be made available to investors free of charge by contacting BNY Mellon Shareowner Services, the information agent for the tender offer, at (800) 777-3674.

The tender offer is not being made nor will any tender of CallWave common stock be accepted from or on behalf of holders in any jurisdiction in which the making of the offer or the acceptance of any tender would not be made in compliance with laws of such jurisdiction.

This press release may contain certain statements of a forward-looking nature. Such statements are made pursuant to the “forward-looking statements” and “safe harbor” provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange of 1934, as amended. The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The Company has no obligation to update such forward-looking statements. Actual results may vary significantly from these forward-looking statements.

A copy of the press release announcing the tender offer is filed herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release dated May 5, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALLWAVE, INC.

Date: May 5, 2009	By:	/s/ Jeffrey M. Cavins
Jeffrey M. Cavins
Chief Executive Officer

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